Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

P.F. Chang’s Announces Resignation of Lane Cardwell from its Board of Directors

Scottsdale, AZ., June 2, 2009 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) announced today that F. Lane Cardwell, a member of its Board of Directors since 1999, has resigned from the Board, following his recent appointment as Chief Executive Officer of Boston Market. “Lane has been a great contributor on our Board of Directors, and has been and will remain a friend to all of us at P.F. Chang’s,” said Rick Federico, Co-Chief Executive Officer of P.F. Chang’s. “Lane takes over the leadership of Boston Market during a challenging time. We wish him the best in his efforts and thank him for his many contributions during his 10 years of service to P.F. Chang’s.”

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

Contacts
Investor:	Allison Schulder (480) 888-3000 allison.schulder@pfcb.com

Media:	Rachel Gillman Dig Communications (312) 577-1759 rgillman@digcommunications.com